Exhibit 99.8(p)(ii)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED PARTICIPATION AGREEMENT is made as of this 1st day of October, 2020 by and among MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the “Trust I”), MFS VARIABLE INSURANCE TRUST II, a Massachusetts business trust (the “Trust II”), MFS VARIABLE INSURANCE TRUST III, a Delaware statutory trust (the “Trust III”)( (Trust I, Trust II and Trust III each referred to individually, as the “Trust” and, collectively the “Trusts”), MFS FUND DISTRIBUTORS, INC., a Delaware corporation (“MFD”), and PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee corporation (the “Company”), on its own behalf and on behalf of each segregated asset accounts of the Company as set forth on Schedule A of the Agreement (defined below) (the “Accounts”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Trusts, the Company and MFD are parties to a certain Participation Agreement dated May 1, 2012 (the “Agreement”), in which the series of shares of each Trust (each, a “Portfolio,” and, collectively, the “Portfolios”) and the classes of shares of those Portfolios (the “Shares”) offered by each Trust to the Company and the Accounts are set forth on Schedule A of the Agreement;

WHEREAS, the Company will issue certain variable annuity and/or variable life insurance contracts (individually, the “Policy” or, collectively, the “Policies”) which, if required by applicable law, will be registered under the 1933 Act;

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase the Shares of the Portfolios as specified in Schedule A of the Agreement on behalf of the Accounts to fund the Policies, and the Trusts intend to sell such Shares to the Accounts at net asset value; and

WHEREAS, the parties desire to amend the Agreement to add an additional Policy to Schedule A; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree that Schedule A of the Agreement is deleted and replaced with Schedule A attached hereto.

Except as expressly amended hereby, the Agreement shall continue in full force and effect.

[Signature page to follow.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PROTECTIVE LIFE INSURANCE COMPANY By its authorized officer	MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios By its authorized officer and not individually,

By:
[Name]	[Name]
[Title]	[Title]

MFS FUND DISTRIBUTORS, INC. By its authorized officer,	MFS VARIABLE INSURANCE TRUST II, on behalf of the Portfolios By its authorized officer and not individually,

By:	By:
[Name]	[Name]
[Title]	[Title]

MFS VARIABLE INSURANCE TRUST III, on behalf of the Portfolios By its authorized officer and not individually,

By:
[Name]
[Title]

SCHEDULE A

SEPARATE ACCOUNT AND POLICIES SUBJECT TO THE PARTICIPATION AGREEMENT

PROTECTIVE VARIABLE ANNUITY SEPARATE ACCOUNT — ALL POLICIES

PROTECTIVE VARIABLE LIFE SEPARATE ACCOUNT — ALL POLICIES

FIRST VARIABLE ANNUITY FUND E — ALL POLICIES

PROTECTIVE COLI PPVUL SEPARATE ACCOUNT — PROTECTIVE BENEFITS PRIVATE PLACEMENT VUL

PROTECTIVE COLI VUL SEPARATE ACCOUNT — PROTECTIVE BENEFITS REGISTERED VUL

PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

October 1, 2020

All Portfolios or series of shares of the Trusts that are available and open to new investors on or after the effective date of this Agreement.